EXHIBIT 10.6

January 27, 2012

Mark Zuckerberg

Facebook, Inc.

1601 Willow Road

Menlo Park, CA 94025

Dear Mark:

This letter agreement amends and restates the employment letter entered into between you and Facebook, Inc. (the “Company”), dated May 17, 2005.

You will continue to work at the Company’s Menlo Park office in the role of President and Chief Executive Officer.

1. Compensation.

a. Base Wage. In this position, you will earn a base salary of $500,000 per year. Your wages will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. Your pay will be periodically reviewed as part of the Company’s regular reviews of compensation.

b. Bonus. You may be eligible to receive a semi-annual discretionary bonus of up to a target of 45% of your Base Eligible Earnings as defined in the Company’s bonus plan. Based on your performance, you can over-achieve your bonus target pursuant to the Company’s bonus plan.

c. Equity Awards. The Company acknowledges that it has previously issued equity to you under the Company’s 2005 Officers Stock Plan and common stock purchase agreements. Nothing in this letter agreement will amend or affect the terms of such awards and agreements.

2. Employee Benefits.

a. Paid Time Off. Subject to the Company’s PTO policy, you will be eligible to accrue up to 21 days of PTO per calendar year, pro-rated for the remainder of this calendar year.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, and vision, subject to any eligibility requirements imposed by such plans.

3. Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) by and between you and the Company, dated March 18, 2005.

4. No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

5. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

7. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement approved by the Company’s Board of Directors.

8. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Very truly yours,

FACEBOOK, INC.

/s/ Theodore W. Ullyot
By: Theodore W. Ullyot
Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

Mark Zuckerberg

/s/ Mark Zuckerberg
Signature

Jan. 31, 2012
Date